Exhibit 99.1
Sun New Media Sells B2C Assets to Focus on B2B Businesses
Thursday July 6, 2:48 pm ET
Sale will Net Sun New Media $11.88 Million in Publicly Traded Sun TV Shop Shares
NEW YORK, July 6 /PRNewswire-FirstCall/ — Sun New Media Inc. (OTC Bulletin Board: SMND — News) today announced the sale of certain assets to Sun TV Shop, Plc, which has begun to trade on London’s Alternative Investment Market (AIM) on July 6, 2006. Sun New Media will be selling non-essential assets focused on the consumer new media market in order to concentrate on its strategic plan to connect businesses with businesses through marketing, information and transactional services.
Sun New Media will receive 32.6 million shares in Sun TV Shop, approximately 9% of Sun TV Shop’s fully diluted shares outstanding, presently valued at approximately $11.88 million. Based on a trading commencement price of $0.37 per share, Sun New Media is expected to book an exceptional gain of $10.3 million in Q2 of the current fiscal year. Fifty percent of the Sun TV stock paid to Sun New Media will be restricted from trading for one year, and the remainder will remain restricted until the second anniversary of the signing of the agreement.
Sun TV Shop is an integrated new media company that plans to coordinate the production, aggregation, and distribution of consumer content across a number of different media platforms, including the Internet, broadcast Television, Mobile WAP applications, and e-publishing systems. Currently, Sun TV Shop is working with partners across China and the world to develop or aggregate content targeting a number of key areas, including Women’s Interest, Luxury Lifestyle, Education, and Sports and Entertainment. In addition to acting as the centralized ad sales arm for these content providers, Sun TV Shop also plans to build a dedicated network of innovative e-commerce portals and digital catalogues for promoting direct to consumer sales of its brand partners’ products and services.
Sun Media Investment Holdings, Ltd., Sun New Media’s largest shareholder, is also a significant shareholder in Sun TV Shop, controlling approximately 36.3 million shares.
Key assets being sold by Sun New Media include:
1.	An exclusive license to Wine&Dine digital publishing rights.

2.	An exclusive license to the digital publishing rights to an on-line publication/e-magazine called Lifestyle Magazine, which combines the contents of six print magazines into a digital product.

3.	A non-exclusive, ten-year license to edit, adapt and distribute the contents of the two e-magazines Lan and Starmook .

4.	The assignment to Sun TV Shop of the exclusive distribution contract arranged in part by Sun New Media with I-Gem International, a Singapore-based jewelry e-commerce digital catalog company.
Ricky Ang, CEO of Sun New Media, described the importance of this sale to Sun New Media’s business strategy, “The interactive marketing and new media market place in China is immense and growing at a fast pace. We believe the best way to address opportunities in this market is through concentrating our resources on those segments of the Internet economy that are most suitable for the suite of products and services we have aggregated and developed. In particular we feel that by focusing on the business-to-business segment of the market, we will be able to maximize the leverage of our sales platform, utilize our software most effectively, and derive maximum benefit from our content With that in mind, we have undertaken of late to find buyers for certain assets acquired during earlier acquisitions that don’t have a clear fit with our streamlined focus
“At the same time,” Mr. Ang added, “we are delighted to become shareholders in Sun TV Shop and feel confident that the business-to-consumer assets acquired from Sun New Media will play a positive role in the company’s development. We look forward to a bright future for Sun TV Shop and congratulate it on its public listing”
About Sun New Media Inc.
Sun New Media is China’s leading multi-media powered marketing and channel management company. Sun New Media builds e-enabled distribution systems, transaction platforms and business communities in China’s fastest growing verticals, connecting buyers and sellers with a suite of turnkey digital media, e-commerce, and information management solutions. Companies leverage Sun New Media’s web-based business media communities to access vital industrial intelligence and forge trading relationships with suppliers and buyers that promote cost efficiencies and increased distribution reach.
This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect,” “plan,” “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of Sun New Media’s product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in Sun New Media’s periodic report filings with the Securities and Exchange Commission. In addition, there is no certainty that the transactions described above will be completed or, if completed, that the terms for such transactions may not change before completion. Nor is there any certainty that Sun New Media will be able to benefit from the described transactions in the manner currently expected. By making these forward-looking statements, Sun New Media disclaims any obligation to update these statements for revisions or changes after the date of this release.
Contact:
Ricky Ang
Chief Executive Officer
Sun New Media Inc.
Yvonne L. Zappulla
Managing Director
Wall Street Consultants Corp.
845-680-0300
Yvonne@WallStreetIR.com

Source: Sun New Media Inc.